Exhibit 99.1

Rogers Corporation Raises Guidance for the Second Quarter

ROGERS, Conn.--(BUSINESS WIRE)--June 1, 2010--Rogers Corporation (NYSE: ROG) today announced revised guidance for its second quarter ending June 30, 2010. Rogers now projects second quarter net sales of approximately $90-$94 million compared to the May 3, 2010 guidance of $83 to $87 million. Earnings for the second quarter are now projected to be $0.40 to $0.45 per diluted share, versus the previous guidance of $0.30 to $0.35 per diluted share.

Robert D. Wachob, President and CEO commented, “As the quarter has progressed, sales into some of our core strategic markets have exceeded our customers' forecasts. Most notably, Printed Circuit Materials products for 3G infrastructure applications in China and High Performance Foams products for the mobile internet device market showed continued strength in the quarter, a trend that has not been typical of second quarters in recent years.”

The Company expects to report its second quarter results during the first week of August and plans to provide guidance for the third quarter 2010 at that time.

Rogers Corporation, headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty material based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut, and Illinois), Europe (Ghent, Belgium and Bremen, Germany) and Asia (Suzhou, China and Ansan, South Korea). In Asia, Rogers maintains sales offices in Japan, China, Taiwan, South Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation and in Taiwan with Chang Chun Plastics Co., Ltd.

The world runs better with Rogers.® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference from the Rogers Corporation 2009 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of June 1, 2010 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Rogers Corporation
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorporation.com
Website Address: www.rogerscorp.com